Filed Pursuant to Rule 424(b)(3)

Registration No. 333-113930

PROSPECTUS SUPPLEMENT NO. 1 DATED NOVEMBER 23, 2004

(TO PROSPECTUS DATED JUNE 30, 2004)

CURAGEN CORPORATION

$110,000,000 4% CONVERTIBLE SUBORDINATED NOTES DUE 2011

SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated June 30, 2004 (the “Prospectus”), relating to the resale from time to time by holders of our 4% Convertible Subordinated Notes Due 2011 (the “Notes”) and shares of our common stock issuable upon the conversion of the Notes. Such information has been obtained from the selling holders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus, and, where the name of a selling holder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling holder supercedes the information in the Prospectus:

Names of Security Holder	Principal Amount of Notes Beneficially Owned Prior to the Offering (in $1,000 denominations)	Common Stock Beneficially Owned Prior to Offering	Common Stock Offered	Common Stock Owned After Completion of the Offering
Alexandra Global Master Fund	5,000	516,215	516,215	0
B.P. Amoco PLC Master Trust	698	72,064	72,064	0
CC Convertible Arbitrage, Ltd.	3,000	309,729	309,729	0
Coastal Convertibles Ltd.	250	25,811	25,811	0
Consulting Group Capital Markets Fund - Multi Strategy Market Neutral Investments	250	25,811	25,811	0
Context Convertible Arbitrage Fund, L.P.	3,400	351,026	351,026	0
Context Convertible Arbitrage Offshore, Ltd.	8,575	885,308	885,308	0
Forest Multi-Strategy Master Fund SPC	1,501	154,968	154,968	0
Geode U.S. Convertible Arbitrage Fund	2,500	258,107	258,107	0
Hotel Union & Hotel Industry of Hawaii Pension Plan	187	19,306	19,306	0
Institutional Benchmarks Master Fund Ltd.	517	53,377	53,377	0
Lyxor/Context Fund Ltd.	1,075	110,986	110,986	0
National Bank of Canada	700	72,270	72,270	0
Pendragon (Convertibles) Fund Limited	315	32,522	32,522	0
Pendragon (Guinevere) Fund LLC	435	44,911	44,911	0
Relay 11 Holdings Co.	0	0	0	0
Royal Bank of Canada (Norshield)	950	98,081	98,081	0
Sphinx Convertible Arb Fund SPC	397	40,987	40,987	0
SSI Blended Market Neutral L.P.	378	39,026	39,026	0
SSI Hedged Convertible Market Neutral L.P.	304	31,386	31,386	0
The Animi Master Fund, Ltd.	3,500	361,350	361,350	0
Univest Convertible Arbitrage Fund II Ltd. (Norshield)	300	30,973	30,973	0
Viacom Inc. Pension Plan Master Trust	19	1,962	1,962	0

The selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information about their Notes in transactions exempt from the registration requirements of the Securities Act.